EXHIBIT 21.0


                           Subsidiaries of Registrant





                                 Subsidiaries of

                            OREGON STEEL MILLS, INC.

             Camrose Pipe Company (a partnership) - Alberta, Canada
              Canadian National Steel Corporation - Alberta, Canada
                       Camrose Pipe Corporation - Delaware
          GlassificationTM International, Ltd. (a partnership) - Oregon
                            New CF&I, Inc. - Delaware
                        OSM Distribution, Inc. - Delaware
                 Oregon Steel Mills Processing, Inc. - Delaware
                    Oregon Steel de Guayana, Inc. - Delaware
                       OSM GlassificationTM, Inc. - Oregon
  CF&I Steel, L.P. (a partnership) - Delaware - dba Rocky Mountain Steel Mills
                 Colorado & Wyoming Railway Company - Delaware
               Oregon Feralloy Partners (a partnership) - Oregon
                       LSI Plate (a partnership) - Oregon